Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of May 2, 2005 (this “Supplemental Indenture”), among OWENS & MINOR, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (the “Company”), having its principal office at 4800 Cox Road, Glen Allen, Virginia 23060, each of ACCESS DIABETIC SUPPLY, LLC, a limited liability company duly organized and existing under the laws of the State of Florida (“Access Diabetic”), and OWENS & MINOR HEALTHCARE SUPPLY, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (“O&M Healthcare” and together with Access Diabetic, the “New Guarantors”), and SUNTRUST BANK, a banking corporation organized under the laws of the State of Georgia, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, Owens & Minor Medical, Inc., Owens & Minor West, Inc., National Medical Supply Corporation, Koley’s Medical Supply, Inc. and Stuart Medical, Inc. (the “Original Guarantors”) and the Trustee executed and delivered an Indenture, dated as of July 2, 2001 (the “Base Indenture”), and a First Supplemental Indenture, dated as of July 2, 2001 (the “First Supplemental Indenture”); and

WHEREAS, effective as of December 31, 2001, the Original Guarantors merged into a newly formed subsidiary, Owens & Minor Distribution, Inc., a Virginia corporation (“O&M Distribution”), and OMI Specialty, Inc., a Virginia corporation, changed its name to Owens & Minor Medical, Inc. (“O&M Medical”); and

WHEREAS, the Company, O&M Distribution, O&M Medical and the Trustee executed and delivered a Second Supplemental Indenture, dated as of December 31, 2001 (together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), pursuant to which O&M Distribution and O&M Medical agreed, among other things, to become Guarantors; and

WHEREAS, each of Access Diabetic and O&M Healthcare has entered into a Joinder Agreement, dated as of March 17, 2005, pursuant to which each of Access Diabetic and O&M Healthcare has agreed to guarantee or otherwise provide credit support for obligations of the Company under the Revolving Credit Facility; and

WHEREAS, the Company and the Trustee desire to supplement the Indenture in accordance with Section 8.1 of the Indenture to evidence the addition of Access Diabetic and O&M Healthcare as Guarantors in accordance with Section 15.7 of the Indenture.

NOW, THEREFORE, the Company, the Trustee, Access Diabetic and O&M Healthcare agree as follows:

Section 1. Addition of Guarantors. Each of the New Guarantors acknowledges, agrees and confirms that by its execution of this Supplemental Indenture, such New Guarantor will be deemed to be a “Guarantor” for all purposes of the Indenture, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Indenture.

Section 2. Schedule 1. Schedule 1 of the Indenture is hereby superseded by the Schedule 1 attached hereto.

Section 3. Definitions. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

Section 4. Confirmation of Indenture. The Indenture, as modified, supplemented and superseded by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. (Reference herein to the Indenture shall be deemed to be to the Indenture, as modified, supplemented and superseded by this Supplemental Indenture).

Section 5. Governing Law. This Supplemental Indenture, the Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York without giving effect to any provisions thereof relating to conflicts of law.

Section 6. Separability. In case any provision in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

OWENS & MINOR, INC.

By:	/s/ Jeffrey Kaczka
	Name:	Jeffrey Kaczka
	Title:	Senior Vice President and Chief Financial Officer

ACCESS DIABETIC SUPPLY, LLC

By:	/s/ David A. Wallace
	Name:	David A. Wallace
	Title:	President

OWENS & MINOR HEALTHCARE SUPPLY, INC.

By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel

SUNTRUST BANK, as Trustee

By:	/s/ Nancy C. Harrison
	Name:	Nancy C. Harrison
	Title:	Vice President

SCHEDULE I

GUARANTORS

Name of Guarantor	State of Organization
Access Diabetic Supply, LLC	Florida
Owens & Minor Distribution, Inc.	Virginia
Owens & Minor Healthcare Supply, Inc.	Virginia
Owens & Minor Medical, Inc.	Virginia